Exhibit 4.4

RESAAS SERVICES INC.

Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of RESAAS Services Inc.

We have audited the accompanying consolidated financial statements of RESAAS Services Inc., which comprise the consolidated statements of financial position as at December 31, 2013 and 2012, and the consolidated statements of comprehensive loss, changes in equity, and cash flows for the years then ended, and the related notes comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also involves evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of RESAAS Services Inc. as at December 31, 2013 and 2012 and its financial performance and its cash flows for the years then ended, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 of the consolidated financial statements which indicates the existence of a material uncertainty that may cast significant doubt on the ability of RESAAS Services Inc. to continue as a going concern.

Chartered Accountants

Vancouver, Canada

April 30, 2014

1

RESAAS SERVICES INC.

Consolidated Statements of Financial Position

(Expressed in Canadian dollars)

	December 31, 2013 $	December 31, 2012 $

Assets

Current assets

Cash and cash equivalents	3,341,649	4,951,507
Short-term investments (Note 4)	508,477	505,844
Amounts receivable	63,924	106,803
Prepaid expenses	19,438	5,022
Due from related parties (Note 8)	176,900	86,900

Total current assets	4,110,388	5,656,076

Non-current assets

Property and equipment (Note 5)	8,432	3,952
Website development costs (Note 6)	850,421	1,867,825
Intangible assets (Note 7)	18,140	10,089

Total non-current assets	876,993	1,881,866

Total assets	4,987,381	7,537,942

Liabilities

Current liabilities

Accounts payable and accrued liabilities (Note 8)	134,600	63,055

Total liabilities	134,600	63,055

Shareholders’ equity

Common shares	11,283,213	10,016,840
Share-based payment reserve	4,171,583	2,646,285
Deficit	(10,602,015)	(5,188,238)

Total shareholders’ equity	4,852,781	7,474,887

Total liabilities and shareholders’ equity	4,987,381	7,537,942

Going concern (Note 2(c))

Subsequent Events (Note 15)

Approved and authorized for issuance by the Board of Directors on April 30, 2014:

/s/ “Cory Brandolini”	/s/ “Cam Shippit”
Cory Brandolini, Director	Cam Shippit, Director

(The accompanying notes are an integral part of these consolidated financial statements)

2

RESAAS SERVICES INC.

Consolidated Statements of Comprehensive Loss

(Expressed in Canadian dollars)

	Year Ended December 31, 2013 $	Year Ended December 31, 2012 $

Revenue	–	–

Expenses

Amortization	1,025,015	170,753
Consulting fees	134,543	143,271
Filing fees	33,462	34,737
Foreign exchange loss	8,324	2,732
General and administrative (Note 8)	1,644,517	544,281
Management fees (Note 8)	276,758	235,429
Promotion and advertising	499,703	362,807
Professional fees	225,884	290,180
Stock-based compensation (Notes 8 and 11)	1,484,352	136,767
Travel	114,034	41,093

Total operating expenses	5,446,592	1,962,050

Net loss before other income	(5,446,592)	(1,962,050)

Other income

Interest income	32,815	44,825

Net loss and comprehensive loss for the year	(5,413,777)	(1,917,225)

Basic and diluted loss per common share	(0.19)	(0.07)

Weighted average number of common shares outstanding	28,590,281	26,107,841

(The accompanying notes are an integral part of these consolidated financial statements)

3

RESAAS SERVICES INC.

Consolidated Statements of Changes in Equity

(Expressed in Canadian dollars)

	Common Shares		Share-based Payment		Total Shareholders’
	Number	Amount $	Reserve $	Deficit $	Equity $

Balance, December 31, 2011	23,631,765	6,803,744	2,094,336	(3,271,013)	5,627,067

Issuance of common shares for cash	1,346,666	2,019,999	–	–	2,019,999

Issuance of common shares upon the exercise of warrants at $0.50 per share	2,833,800	1,421,736	(4,836)	–	1,416,900

Issuance of common shares upon the exercise of warrants at $0.25 per share	291,030	137,263	(64,505)	–	72,758

Share issuance costs	–	(365,902)	140,473	–	(225,429)

Fair value of stock options granted	–	–	480,817	–	480,817

Net loss	–	–	–	(1,917,225)	(1,917,225)

Balance, December 31, 2012	28,103,261	10,016,840	2,646,285	(5,188,238)	7,474,887

Issuance of common shares for cash	1,250,054	1,375,059	–	–	1,375,059

Issuance of common shares pursuant to the exercise of stock options at $1.25 per share	7,500	15,425	(6,050)	–	9,375

Issuance of common shares pursuant to the exercise of warrants at $1.10 per share	20,300	37,651	(15,321)	–	22,330

Share issuance costs	–	(161,762)	62,317	–	(99,445)

Fair value of stock options granted	–	–	1,484,352	–	1,484,352

Net loss	–	–	–	(5,413,777)	(5,413,777)

Balance, December 31, 2013	29,381,115	11,283,213	4,171,583	(10,602,015)	4,852,781

(The accompanying notes are an integral part of these consolidated financial statements)

4

RESAAS SERVICES INC.

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

	Year Ended December 31, 2013 $	Year Ended December 31, 2012 $
Operating activities

Net loss	(5,413,777)	(1,917,225)

Items not affecting cash:
Amortization	1,025,015	170,753
Stock-based compensation	1,484,352	136,767

Changes in non-cash operating working capital:
Amounts receivable	42,879	(45,894)
Prepaid expenses	(14,416)	(2,496)
Accounts payable and accrued liabilities	71,545	24,350

Net cash used in operating activities	(2,804,402)	(1,633,745)

Investing activities

Acquisition of intangible assets	(8,700)	(10,089)
Proceeds from redemption of short-term investments	505,844	510,000
Investment in short-term investments	(508,477)	(505,844)
Purchase of property and equipment	(11,442)	(7,209)
Website development costs	–	(552,942)
Net cash used in investing activities	(22,775)	(566,084)

Financing activities

Proceeds from common shares issued	1,375,059	2,019,999
Share issuance costs	(99,445)	(225,429)
Advances to related parties	(90,000)	(86,900)
Proceeds from the exercise of options and warrants	31,705	1,489,658

Net cash provided by financing activities	1,217,319	3,197,328

Increase (decrease) in cash and cash equivalents	(1,609,858)	997,499

Cash and cash equivalents, beginning of year	4,951,507	3,954,008

Cash and cash equivalents, end of year	3,341,649	4,951,507

Cash and cash equivalents is comprised of:
Amounts held in legal trust account	14,606	14,923
Cash in bank	1,242,903	2,903,584
Cashable guaranteed investment certificates	2,084,140	2,033,000

Total cash and cash equivalents	3,341,649	4,951,507

Non-cash investing and financing activities:
Capitalized website development costs	–	344,050
Fair value of agent’s options and warrants recorded as share issuance costs	62,317	140,473

Supplemental disclosures:
Interest paid	–	–
Income taxes paid	–	–

(The accompanying notes are an integral part of these consolidated financial statements)

5

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

1.	Corporate Information

RESAAS Services Inc. (the “Company”) was incorporated on June 4, 2009 under the British Columbia Business Corporations Act. The Company is engaged in the development of web and mobile communications software for the real estate industry. The Company’s registered office is suite 303 – 55 Water Street, Vancouver, British Columbia, Canada, V6B 1A1.

2.	Basis of Presentation

(a)	Statement of Compliance and Principles of Consolidation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) on a going concern basis.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, RESAAS USA Inc., a company incorporated in the state of California in 2012, and The Real Estate Social Network Ltd., a company incorporated in the state of Delaware in 2013. All significant intercompany transactions have been eliminated on consolidation.

(b)	Basis of Measurement

The consolidated financial statements have been prepared on a historical cost basis and are presented in Canadian dollars, which is also the Company’s functional currency.

The preparation of these consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the period. These estimates are, by their nature, uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

i)	the useful life and recoverability of long-lived assets;
ii)	recovery of amounts receivable;
iii)	the inputs used in the valuation of share-based payments; and
iv)	deferred income tax asset valuation allowances.

(c)	Going Concern of Operations

These consolidated financial statements have been prepared on the going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As at December 31, 2013, the Company has not generated any revenues, and has an accumulated deficit of $10,602,015. The continued operations of the Company are dependent on its ability to generate future cash flows or obtain additional financing. Management is pursuing equity financing. Management is of the opinion that sufficient working capital will be obtained from external financing to meet the Company’s liabilities and commitments as they become due, although there is a risk that additional financing will not be available on a timely basis or on terms acceptable to the Company.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and, therefore, be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

6

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

3.	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance, and are readily convertible to known amounts of cash, and which are subject to insignificant risk of changes in value to be cash equivalents.

(b)	Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, short-term investments, amounts receivable, amounts due from related parties, and accounts payable and accrued liabilities.

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

(i)	Financial assets and liabilities at fair value through profit or loss: A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short-term.

Financial instruments in this category are recognized at fair value and subsequently carried at fair value. Gains and losses arising from changes in fair value are recorded in the statement of comprehensive loss in the period in which they arise. Financial assets and liabilities at fair value through profit or loss are classified as current except if they are expected to be realized beyond twelve months of the statement of financial position date, where they are classified as non-current. Cash and cash equivalents and short-term investments are classified as financial assets and liabilities at fair value through profit or loss.

(ii)	Held-to-maturity investments: Held-to-maturity investments are recognized on a trade-date basis and are initially measured at fair value, including transaction costs. The Company does not have any assets classified as held-to-maturity investments.

(iii)	Available-for-sale investments: Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories.

Available-for-sale investments are recognized at fair value and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in other comprehensive loss. Available-for-sale investments are classified as current except if they are expected to be realized beyond twelve months of the statement of financial position date, where they are classified as non-current. The Company does not have any assets classified as available-for-sale.

(iv)	Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest rate method, less any impairment losses. Amounts receivable and amounts due from related parties are classified as loans and receivables.

7

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

3.	Summary of Significant Accounting Policies (continued)

(b)	Financial Instruments (continued)

(v)	Financial liabilities at amortized cost: Financial liabilities are classified as other financial liabilities, based on the purpose for which the liability was incurred, and comprise accounts payable and accrued liabilities. These liabilities are initially recognized on the trade date at fair value when the Company becomes a party to the contractual provisions of the instrument and are subsequently carried at amortized cost using the effective interest rate method. The liabilities are derecognized when the Company’s contractual obligations are discharged or cancelled or, they expire.

(c)	Impairment of Financial Assets

At each reporting date, the Company assesses whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after initial recognition of the asset and that event has an impact on the estimated future cash flows of the financial asset or group of financial assets.

(d)	Property and Equipment

Property and equipment consists of computer equipment and are recorded at cost and amortized annually at rates calculated to amortize the assets over their estimated useful lives on a declining balance at a rate of 55% per annum.

(e)	Website Development Costs

Website development costs consist of costs incurred to develop internet websites to earn revenue with respect to the Company’s business operations. Costs are capitalized in accordance with SIC Interpretation 32, Intangible Assets – Web Site Cost, and are amortized under IAS 38, Intangible Assets, over its estimated useful life commencing when the internet website has been completed. The Company ceased capitalizing website development costs and began amortizing the capitalized costs over their useful life of two years upon the commercial launch of the website in November 2012.

(f)	Intangible Assets

Intangible assets include all costs incurred to acquire a trademark. Intangible assets are recorded at cost and amortized over its useful life of 15 years.

The Company conducts an annual assessment of the residual balances, useful lives and depreciation methods being used for intangible assets and any changes arising from the assessment are applied by the Company prospectively.

(g)	Impairment of Non-financial Assets

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If indicators exist, then the asset’s recoverable amount is estimated. The recoverable amounts of the following types of intangible assets are measured annually whether or not there is any indication that it may be impaired:

•	an intangible asset with an indefinite useful life
•	an intangible asset not yet available for use
•	goodwill acquired in a business combination

8

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

3.	Summary of Significant Accounting Policies (continued)

(g)	Impairment of Non-financial Assets (continued)

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If indicators exist, then the asset’s recoverable amount is estimated. The recoverable amounts of the following types of intangible assets are measured annually whether or not there is any indication that it may be impaired:

•	an intangible asset with an indefinite useful life
•	an intangible asset not yet available for use
•	goodwill acquired in a business combination

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest identifiable group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the cash-generating unit, or “CGU”).

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

In respect of other assets than goodwill and intangible assets that have indefinite useful lives, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(h)	Share-based Payments

The grant date fair value of share-based payment awards granted to employees is recognized as a stock-based compensation expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Where equity instruments are granted to parties other than employees, they are recorded by reference to the fair value of the services received. If the fair value of the services received cannot be reliably estimated, the Company measures the services received by reference to the fair value of the equity instruments granted, measured at the date the counterparty renders service.

All equity-settled share-based payments are reflected in share-based payment reserve, until exercised. Upon exercise, shares are issued from treasury and the amount reflected in share-based payment reserve is credit to share capital, adjusted for any consideration paid.

9

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

3.	Summary of Significant Accounting Policies (continued)

(i)	Income Taxes

Income tax comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in the other comprehensive loss.

Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss for the current year and any adjustments to income tax payable in respect of previous years. Current income taxes are determined using tax rates and laws that have been enacted or substantively enacted by the year-end date.

Deferred tax assets and liabilities are recognized where the carrying amounts of an asset or liability differs from its tax base, except for the taxable temporary differences arising on the initial recognition of goodwill and temporary differences arising on the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting nor taxable profit or loss.

Recognition of deferred tax assets for unused tax losses, tax credits and deductible temporary differences is restricted to those instances where it is probable that future taxable profit will be available against which the deferred tax asset can be utilized. At the end of each reporting period, the Company re-assesses unrecognized deferred tax assets. The Company recognizes a previously unrecognized deferred tax asset to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

(j)	Loss per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period. The treasury stock method is used for the calculation of diluted loss per share, whereby all “in the money” stock options and share purchase warrants are assumed to have been exercised at the beginning of the period and the proceeds from their exercise are assumed to have been used to purchase common shares at the average market price during the period. When a loss is incurred during the period, basic and diluted loss per share are the same as the exercise of stock options and share purchase warrants is considered to be anti-dilutive. As at December 31, 2013, the Company has 3,862,432 (2012 – 3,782,012) potentially dilutive shares.

(k)	Accounting Standards Issued But Not Yet Effective

Certain pronouncements were issued by the IASB or the IFRS Interpretations Committee that are mandatory for annual periods beginning after January 1, 2014 or later periods.

Management has considered that the following amendments, revisions and new IFRSs might not have a material effect on the Company’s future disclosure, results and financial position:

i)	IFRS 9, Financial Instruments (New)

ii)	IFRS 10, Consolidated Financial Statements (New)

iii)	IFRS 12, Disclosure of Interests in Other Entities (New)

iv)	IAS 19, Employee Benefits (Amended)

v)	IAS 27, Separate Financial Statements (Amendments)

vi)	IAS 32, Financial Instruments: Presentation (Amendments)

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s financial statements.

10

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

4. Short term Investments

As of December 31, 2013, the Company had $508,477 (2012 - $505,844) in a guaranteed investment certificate, which is unsecured, bears interest at 1.35% (2012 - 1.05%) per annum, and matures on January 31, 2014.

5.	Property and Equipment

Computer equipment $
Cost:
Balance, December 31, 2011	3,489
Additions	7,209
Balance, December 31, 2012	10,698
Additions	11,443
Balance, December 31, 2013	22,141

Accumulated amortization:
Balance, December 31, 2011	2,977
Additions	3,769
Balance, December 31, 2012	6,746
Additions	6,963
Balance, December 31, 2013	13,709

Carrying amounts:
Balance, December 31, 2012	3,952
Balance, December 31, 2013	8,432

6.	Website Development Costs

$
Cost:
Balance, December 31, 2011	1,137,817
Additions	896,992
Balance, December 31, 2012 and 2013	2,034,809

Accumulated amortization:
Balance, December 31, 2011	–
Additions	166,984
Balance, December 31, 2012	166,984
Additions	1,017,404
Balance, December 31, 2013	1,184,388

Carrying amounts:
Balance, December 31, 2012	1,867,825
Balance, December 31, 2013	850,421

11

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

7.	Intangible Assets

Trademarks $
Cost:
Balance, December 31, 2011	–
Additions	10,089
Balance, December 31, 2012	10,089
Additions	11,307
Impairments	(2,608)
Balance, December 31, 2013	18,788

Accumulated amortization:
Balance, December 31, 2012	–
Additions	648
Balance, December 31, 2013	648

Carrying amounts:
Balance, December 31, 2012	10,089
Balance, December 31, 2013	18,140

8.	Related Party Transactions

a)	As of December 31, 2013, the Company was owed $88,500 (2012 - $43,500) for loans from the Chief Executive Officer of the Company, which is unsecured, non-interest bearing, and due on demand.

b)	As of December 31, 2013, the Company was owed $88,400 (2012 - $43,400) for loans from the Chief Financial Officer of the Company, which is unsecured, non-interest bearing, and due on demand.

c)	During the year ended December 31, 2013, the Company incurred website development costs of $nil (2012 - $141,888) to the Vice President of Engineering of the Company.

d)	During the year ended December 31, 2013, the Company incurred salary of $89,753 (2012 - $13,407) to the Vice President of Engineering of the Company, which is recorded as general and administrative expense.

e)	During the year ended December 31, 2013, the Company incurred management fees of $78,214 (2012 - $56,066) and a management bonus of $28,000 (2012 - $2,500) to the Chief Executive Officer of the Company.

f)	During the year ended December 31, 2013, the Company incurred management fees of $78,214 (2012 - $112,132) and a management bonus of $3,000 (2012 - $2,500) Chief Financial Officer of the Company.

g)	During the year ended December 31, 2013, the Company incurred management fees of $120,330 (2012 - $123,297) to the President of the Company.

h)	During the year ended December 31, 2013, the Company incurred salary of $96,001 (2012 - $119,596) to the Chief Operating Officer of the Company, which is recorded as general and administrative expense.

i)	During the year ended December 31, 2013, the Company recognized stock-based compensation expense of $734,364 (2012 - $205,432) for 1,507,200 (2012 – 150,000) stock options granted to officers and directors of the Company.

12

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

9.	Share Capital

Preferred Shares

The Company is authorized to issue an unlimited number of non-voting, non-transferable Class A preferred shares with a par value of $0.01 per share. The Class A preferred shares cannot be issued at a price less than $2.00 per share. Holders of Class A preferred shares are not entitled to receive any dividends. Each issued and outstanding Class A preferred share shall be converted into one fully paid common share immediately prior to the consummation of any “Change of Control Event”.

As at December 31, 2013, there are no Class A preferred shares issued and outstanding.

Common Shares

The Company is authorized to issue an unlimited number of common shares without par value.

Share transactions during the year ended December 31, 2013:

a)	On July 31, 2013, the Company issued 744,600 units at a price of $1.10 per unit for gross proceeds of $819,060. Each unit consisted of one common share and one-half of a share purchase warrant. Each whole share purchase warrant is exercisable into one additional common share at an exercise price of $1.50 per share until January 31, 2015. The Company paid finder’s fees of $65,525 and issued 74,460 finders’ warrants with a fair value of $45,855. Each finders’ warrant is exercisable at a price of $1.10 per common share until January 31, 2015.

b)	On August 28, 2013, the Company issued 505,454 units at a price of $1.10 per unit for gross proceeds of $555,999. Each unit consisted of one common share and one-half of a share purchase warrant. Each whole share purchase warrant is exercisable into one additional common share at an exercise price of $1.50 per share until February 28, 2015. The Company paid finder’s fees of $33,920 and issued 38,545 finders’ warrants with a fair value of $16,462. Each finders’ warrant is exercisable at a price of $1.10 per share until February 28, 2015.

c)	On December 3, 2013, the Company issued 7,500 common shares pursuant to the exercise of stock options at $1.25 per share for proceeds of $9,375. The fair value of the stock options of $6,050 was transferred from share-based payment reserve to common shares upon exercise.

d)	On December 9, 2013, the Company issued 20,300 common shares pursuant to the exercise of agent’s warrants at $1.10 per share for proceeds of $22,330. The fair value of the agent’s warrants of $15,321 was transferred from share-based payment reserve to common shares upon exercise.

Share transactions during the year ended December 31, 2012:

e)	On February 20, 2012, the Company issued 196,666 units at a price of $1.50 per unit for gross proceeds of $294,999. Each unit consisted of one common share and one-half of a share purchase warrant. Each whole share purchase warrant is exercisable into one additional common share at an exercise price of $2.25 per share until August 20, 2013. The Company paid $10,999 and issued 9,166 share purchase warrants with a fair value of $7,505 as finders’ fees. Each share purchase warrant is exercisable at an exercise price of $1.50 per share until February 20, 2013.

f)	On March 21, 2012, the Company completed a short form prospectus offering and issued 1,150,000 units at a price of $1.50 per unit for gross proceeds of $1,725,000. Each unit consisted of one common share and one-half of a share purchase warrant. Each whole share purchase warrant is exercisable into one additional common share at an exercise price of $2.25 per share until September 21, 2013. The Company paid $177,173 and issued 40,000 corporate finance warrants with a fair value of $34,315 and 115,000 share purchase warrants with a fair value of $98,653 as finders’ fees. Each finders’ warrant is exercisable at an exercise price of $1.50 per common share until March 21, 2013.

13

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

9. Share Capital (continued)

g)	During the year ended December 31, 2012, the Company issued 2,805,050 common shares pursuant to the exercise of share purchase warrants and 28,750 common shares pursuant to the exercise of agents’ warrants at $0.50 per share for gross proceeds of $1,416,900. The Company paid finder’s fees of $37,257. The fair value of the agent’s warrants of $4,836 was transferred from share-based payment reserve to common shares upon exercise.

h)	During the year ended December 31, 2012, the Company issued 291,030 common shares pursuant to the exercise of agents’ warrants at $0.25 per share for proceeds of $72,758 pursuant to the exercise of agents’ warrants. The fair value of the agent’s warrants of $64,505 was transferred from share-based payment reserve to common shares upon exercise.

Escrowed Shares

On October 20, 2010, the Company entered into an Escrow Agreement with certain shareholders in which 9,750,001 common shares would be subject to escrow restrictions for a period of 66 months. Under the terms of the Escrow Agreement, 10% of the shares will be released from escrow one year after the completion of the Company’s IPO, and a further 10% every 6 months thereafter. During the year ended December 31, 2013, 1,950,000 (2012 – 1,950,000) shares were released from escrow. As at December 31, 2013, the Company had 5,850,001 (2012 – 7,800,001) shares held in escrow.

10.	Share Purchase Warrants

The following table summarizes the continuity of share purchase warrants:

	Number of Warrants	Weighted Average Exercise Price
		$
Balance, December 31, 2011	5,476,291	0.92

Issued	837,499	2.10
Exercised	(3,124,830)	0.48
Expired	(1,614,148)	1.29

Balance, December 31, 2012	1,574,812	2.05

Issued	738,032	1.44
Exercised	(20,300)	1.10
Expired	(1,574,812)	2.05

Balance, December 31, 2013	717,732	1.45

The following table summarizes information about warrants outstanding and exercisable at December 31, 2013:

Warrants Outstanding	Exercise Price $	Expiry Date

372,300	1.50	January 31, 2015
54,160	1.10	January 31, 2015
252,727	1.50	February 28, 2015
38,545	1.10	February 28, 2015

717,732

14

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

11.	Stock Options

The Company has a stock option plan that provides for the issuance of stock options to its directors, officers and consultants. The stock options are granted in accordance with the policies of the regulatory authorities at an exercise price equal to or higher than the market price of the Company’s stock on the date of grant, and are not to exceed 10% of the issued and outstanding common shares of the Company.

The following table summarizes information about the stock options.

	2013		2012
	Number of Options	Weighted Average Exercise Price $	Number of Options	Weighted Average Exercise Price $

Outstanding, beginning of year	2,207,200	1.29	2,012,200	1.55

Granted	2,827,200	1.09	350,000	1.55
Expired	(1,882,200)	1.25	(155,000)	1.63
Exercised	(7,500)	1.25	–	–

Outstanding – end of year	3,144,700	1.14	2,207,200	1.29

The following table summarizes information about stock options outstanding and exercisable as at December 31, 2013.

Exercise Price $	Expiry Date	Options Outstanding and Exercisable	Weighted Average Remaining Contracted Life (Years)
1.55	April 5, 2014	325,000	0.26
1.00	January 15, 2015	650,000	1.04
1.00	February 13, 2015	597,200	1.12
1.10	May 2, 2015	175,000	1.33
1.10	June 13, 2015	725,000	1.45
1.25	September 13, 2015	632,500	1.70
1.25	September 18, 2015	40,000	1.72
		3,144,700	1.23

The fair value of stock options granted was determined using the Black-Scholes option pricing model. During the year ended December 31, 2013, the Company granted stock options with a fair value of $1,484,352 (2012 - $480,817), of which $1,484,352 (2012 - $136,767) was expensed and $nil (2012 $344,050) was capitalized as website development costs. The weighted average fair value of the options vested during the year ended December 31, 2013 was $0.53 (2012 - $0.97) per option. The weighted average share price for stock options exercised was $1.55 (2012 - $nil). Weighted average assumptions used in calculating the fair value of stock-based compensation expense are as follows:

	2013	2012
Risk-free rate	1.19%	0.35%
Dividend yield	0%	0%
Volatility	115%	152%
Expected forfeitures	–	–
Weighted average expected life of the options (years)	2.00	1.80

15

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

12.	Capital Management

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of cash and cash equivalents, short-term investments, and equity comprised of issued share capital, share-based payment reserve and deficit.

The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issues or by undertaking other activities as deemed appropriate under the specific circumstances.

The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2012.

13.	Financial Instruments and Risk Management

The Company is exposed in varying degrees to a variety of financial instrument and related risks. Those risks and management’s approach to mitigating those risks are as follows:

(a)	Fair Values

	Fair Value Measurements Using
	Quoted prices in active markets for identical instruments (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $	Balance, December 31, 2013 $
Cash and cash equivalents	3,341,649	–	–	3,341,649
Short-term investments	508,477	–	–	508,477
	3,850,126	–	–	3,850,126

The fair values of other financial instruments, which include amounts receivable, due from related parties, accounts payable and accrued liabilities approximate their carrying values due to the relatively short-term maturity of these instruments.

(b)	Credit Risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s exposure to credit risk is in its cash and receivables. Cash is held with major banks in Canada, which are high credit quality financial institutions as determined by rating agencies. Amounts receivable consists of GST refunds which are due from the Government of Canada. The carrying amount of financial assets represents the maximum credit exposure.

(c)	Currency Risk

The Company’s functional currency is the Canadian dollar. There is low foreign exchange risk to the Company as the Company primarily operates within Canada.

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RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

13. Financial Instruments and Risk Management (continued)

(d)	Interest Rate Risk

The Company’s exposure to interest rate risk relates to its ability to earn interest income on cash balances at variable rates and its short-term term deposits at prescribed market rates. The fair value of the Company’s cash is not significantly affected by changes in short- term interest rates. The income earned from the bank accounts and short-term term deposits is subject to movements in interest rates.

(e)	Liquidity and Funding Risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company’s objective in managing liquidity risk is to maintain sufficient readily available capital in order to meet its liquidity requirements. Management maintains sufficient cash to satisfy short-term liabilities in highly liquid investments.

Funding risk is the risk that market conditions will impact the Company’s ability to raise capital through equity markets under acceptable terms and conditions.

14.	Income Taxes

The tax effect of the significant temporary differences, which comprise deferred tax assets and liabilities, has been calculated based on the weighted average income tax rates of the United States and Canada (computed by applying the Canadian federal and provincial statutory rate) of 34% and 25.75%, respectively. The tax effect or the temporary differences are as follows:

	2013 $	2012 $
Combined statutory income tax rate	26.22%	25.00%

Income tax recovery at statutory rate	(1,419,466)	(479,306)

Tax effect of:
Permanent differences and other	375,036	24,564
True up of prior year difference	(73,265)	–
Change in enacted tax rates	17,698	–
Change in valuation allowance	1,099,997	454,742

Income tax provision	–	–

The significant components of deferred income tax assets and liabilities are as follows:

	2013 $	2012 $
Deferred income tax assets

Non-capital losses carried forward	1,549,729	761,854
Share issuance costs	73,047	69,887
Property and equipment	2,202	942
Trademarks and website costs	307,702	–
Valuation allowance	(1,932,680)	(832,683)

Net deferred income tax asset	–	–

17

RESAAS SERVICES INC.

Notes to the Consolidated Financial Statements

December 31, 2013

(Expressed in Canadian dollars)

14.	Income Taxes (continued)

As at December 31, 2013, the Company has non-capital losses carried forward of $5,960,494 in Canada and the United States which are available to offset future years’ taxable income. These losses expire as follows:

Total $
2029	95,990
2030	273,632
2031	1,009,870
2032	1,656,276
2033	2,924,726

5,960,494

15.	Subsequent Events

a)	On January 8, 2014, the Company entered into an agreement with a third party for financial public relations services to be provided in the United States during an initial 12 month term for a monthly fee of $5,000. The Company also granted bonus incentive options to purchase 130,000 common shares at $4.98 per share, expiring on January 11, 2017. The options vest as to 50,000 immediately, 15,000 on April 10, 2014, 15,000 on July 10, 2014, and 50,000 on the closing of certain proposed capital-raising transactions.

b)	On January 9, 2014, the Company issued 10,000 common shares to an officer of the Company upon the exercise of stock options at $1.00 per share for gross proceeds of $10,000.

c)	On January 23, 2014, the Company issued 25,000 common shares to an officer of the Company upon the exercise of stock options at $1.55 per share for gross proceeds of $38,750.

d)	On January 28, 2014, the Company issued 25,000 common shares to a consultant upon the exercise of stock options at $1.55 per share for gross proceeds of $38,750.

e)	On February 4, 2014, the Company issued 13,250 common shares to an officer of the Company upon the exercise of stock options at $1.00 per share for gross proceeds of $13,250.

f)	On March 7, 2014 the stock option plan was amended and replaced in its entirety and options were granted to employees and consultants to purchase an aggregate of 410,000 common shares at $4.50 each until March 8, 2016.

g)	On March 17, 2014, the Company issued 25,000 common shares to a consultant upon the exercise of stock options at $1.00 each for gross proceeds of $25,000.

h)	On March 27, 2014, the Company issued 30,000 common shares to an employee upon the exercise of stock options at $1.55 each for gross proceeds of $46,500.

18